Exhibit 99.1

Genesis Energy Announces Executive Leadership Promotions

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL) announced today several executive leadership promotions, effective immediately. Ryan Sims has been promoted to President and Chief Commercial Officer and Kristen Jesulaitis has been promoted to Chief Financial Officer and Chief Legal Officer. Both will report directly to Chief Executive Officer Grant Sims. Louie Nicol has been promoted to Senior Vice President and Chief Accounting Officer and will report to Kristen Jesulaitis.

Bob Deere, who previously served as CFO, has been named to the newly created position of Chief Administrative Officer, responsible for the company’s information technology, internal audit, and human resources functions. Mr. Deere will continue to report to Grant Sims, along with Ed Flynn, President of Soda and Sulfur Services, Garland Gaspard, Senior Vice President of Operations and Engineering, and Rick Alexander, Vice President and General Manager of Genesis Marine, as well as Ryan and Kristen, as mentioned above.

Grant Sims, Chairman and CEO, commented, “The Board and I are pleased to announce the well-deserved promotion of these longtime and high-achieving employees. Having worked with Ryan, Kristen and Louie for many years, I know firsthand their expertise, leadership capabilities and work ethic. Their promotions reflect the strength and depth of our bench, and I know each, as one of a new generation of leaders, is fully dedicated to the continuing success of Genesis.”

Ryan Sims joined Genesis in 2011 and has served in various finance and management positions, most recently as Senior Vice President, Finance and Corporate Development since 2019. Prior to joining Genesis, Ryan spent six years in the investment banking industry. In his role as President and CCO, Ryan will work alongside CEO Grant Sims in the execution of Genesis’ long-term strategy and the ultimate leadership of our commercial, operational, corporate development, planning, investor relations and financial activities.

Kristen Jesulaitis, who most recently served as Chief Legal Officer and Senior Vice President, joined Genesis in 2011. Prior to joining Genesis, Kristen was a partner with the law firm Akin Gump Strauss Hauer & Feld LLP principally engaged in the areas of corporate transactions, finance, and securities law. As CFO and CLO, Kristen will lead Genesis’ accounting, finance, and legal organizations, including financial reporting, capital markets execution, treasury and cash management, and will continue to oversee all legal matters of Genesis, including those related to acquisitions and commercial transactions, compliance and regulatory affairs, corporate governance, finance, securities and sustainability.

Louie Nicol joined Genesis in June 2014 in the finance and accounting department and has held oversight roles with increasing levels of responsibility, including most recently as Assistant Corporate Controller since 2018. Prior to that, Louie worked in the audit practice at KPMG LLP for approximately six years. In his role as SVP and CAO, Louie will be responsible for Genesis’ accounting and financial reporting organizations.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, sodium minerals and sulfur services, marine transportation and onshore facilities and transportation. Genesis’ operations are primarily located in the Gulf Coast region of the United States, Wyoming and the Gulf of Mexico.

Contact:

Genesis Energy, L.P.

Dwayne Morley

VP – Investor Relations

(713) 860-2536